UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 8, 2006
MSX International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-49821 (Commission File Number)	38-3323099 (IRS Employer Identification No.)
1950 Concept Drive, Warren, Michigan
(Address of principal executive offices)
48091
(Zip Code)
(248) 299-1000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 8, 2006, MSX International, Inc. (the “Company”) and Mr. Fred Minturn entered into an amendment to the employment agreement, dated November 12, 1996, by and between the Company’s predecessor and Mr. Minturn.
The amendment provides that if Mr. Minturn is terminated by the Company without cause or by him for good reason, as defined in the employment agreement, before January 1, 2008 or if the term of the agreement is not automatically renewed pursuant to the terms of the agreement so that Mr. Minturn’s last day of employment with the Company is before January 1, 2008, he shall be entitled to severance payments equal to his base salary and continued health care coverage for 18 months following such termination. Alternatively, if Mr. Minturn is terminated by the Company without cause or by him for good reason, as defined in the employment agreement, after January 1, 2008 or if the term of the agreement is not automatically renewed pursuant to the terms of the agreement so that his last day of employment with the Company is after January 1, 2008, he shall be entitled to severance payments equal to his base salary and continued health care coverage for 12 months following such termination.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
The Company and Mr. Minturn entered into an amendment to the employment agreement, dated November 12, 1996, by and between the Company’s predecessor and Mr. Minturn. The material terms of such amendment are set forth in Item 1.01 above.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.
Dated: December 12, 2006

MSX INTERNATIONAL, INC.
By:	/s/ Frederick K. Minturn
Frederick K. Minturn
Executive Vice President and Chief Financial Officer

2